Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the Second Quarter 2022 and

Will Host Conference Call and Webcast on Monday, August 1, 2022

Burr Ridge, Illinois - (July 29, 2022) BankFinancial Corporation (Nasdaq – BFIN) (the “BankFinancial”) filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and a Quarterly Financial and Statistical Supplement in Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported net income for the three months ended June 30, 2022 of $2.6 million, or $0.19 per common share, compared to net income of $1.9 million, or $0.13 per common share, for the three months ended June 30, 2021.  At June 30, 2022, BankFinancial had total assets of $1.645 billion, total loans of $1.143 billion, total deposits of $1.445 billion and stockholders' equity of $154 million.

Total net loans increased by $87.7 million (8.3%) during the quarter ended June 30, 2022.  Total multi-family mortgage loans increased by $50.2 million (11.5%), total commercial loans and leases increased by $23.4 million (4.7%) and nonresidential real estate loans increased by $16.2 million (16.2%).  Yields on loan originations were 4.87% in the second quarter of 2022, compared to 4.56% in the first quarter of 2022, reflecting higher market yields on new commercial credit originations and the increase in the Wall Street Journal Prime Rate during the first half of 2022.

Total deposits decreased by $16.9 million during the quarter ended June 30, 2022, primarily due to decreases in commercial deposit account balances and retail certificate of deposit accounts, partially offset by increases in interest-bearing deposit account balances.

The Company’s ratio of nonperforming loans to total loans remained stable at 0.15% for the quarter ended June 30, 2022, compared to 0.18% as of March 31, 2022.  Our allowance for loan losses was 0.63% of total loans as of June 30, 2022.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 9.48% as of June 30, 2022. The Company repurchased 25,000 of its common shares during the quarter ended June 30, 2022. The Company’s tangible book value per common share increased to $11.72 per share as of June 30, 2022.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review second quarter 2022 results in a conference call and webcast for stockholders and analysts on Monday, August 1, 2022 at 9:30 a.m. Chicago, Illinois Time.   All participants will need to register for the conference call using the conferencing link below.  We will also publish the conferencing link on our website.  Participant registration URL: https://register.vevent.com/register/BI1223cfcf06784c6c927643834d601a85

This link will take participants to the online registration form.  On the day of the call participants will have their choice of options: dial-in to the call with the number and unique passcode provided OR select the dial-out “Call Me” option to connect their phone instantly.  Participants can join via desktop, tablet or phone.

For those persons unable to participate in the conference call, the webcast will be archived through Monday, August 15, 2022 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877